Exhibit 10.10.3

EXECUTION COPY

EMPLOYMENT AGREEMENT

(Thomas H. Lee, M.D.)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 29, 2013, between PRESS GANEY ASSOCIATES, INC., an Indiana corporation (the “Company”) and Thomas H. Lee, M.D. (the “Employee”).

WHEREAS, the Company desires to employ the Employee and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Employee desires to be employed by the Company and enter into such an agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term. (a) The term of the Employee’s employment with the Company under this Agreement will commence on July 1, 2013 (the “Effective Date”) and shall continue until June 30, 2017 (the “Expiration Date”) (such period, the “Initial Term”); provided, however, that commencing on the Expiration Date and on each anniversary of the Expiration Date thereafter, unless either party hereto gives the other party at least 60 days’ prior written notice of its or his election not to extend the period of the Employee’s employment with the Company and its affiliates, as applicable, hereunder, the term shall automatically be extended for an additional one-year period on the same terms and conditions set forth herein, unless otherwise agreed upon by the parties hereto (each such extension, a “Renewal Term”); provided further, however, that the Employee’s employment with the Company and its affiliates, as applicable, under this Agreement may be terminated pursuant to the provisions of Section 4 at any time prior to the expiration of the Initial Term or any then current Renewal Term. The period commencing on the Effective Date and ending on the date of termination of the Employee’s employment with the Company and its affiliates, as applicable, under this Agreement is referred to herein as the “Term”.

(b)   The Employee agrees and acknowledges that the Company has no obligation to provide for any Renewal Term or to continue the Employee’s employment after expiration of the Initial Term or any then current Renewal Term, and the Employee expressly acknowledges that no promises or understandings to the contrary have been made or reached. The Employee also agrees and acknowledges that, should the Employee and the Company choose to continue the Employee’s employment for any period of time following the expiration of the Term (including any extensions thereof) without a written employment agreement, the Employee’s employment with the Company and its affiliates, as applicable, shall continue to be “at will”, such that, during any time following the expiration of the Term if a written employment agreement is not in effect, the Company may terminate the Employee’s employment at any time, with or without reason and with or without notice, and the Employee may resign at any time, with or without reason and with or without notice.

2.     Duties and Responsibilities. (a) During the Term, the Employee agrees to perform the Employee’s exclusive services for the Company and its affiliates, as applicable, upon the terms and conditions of this Agreement. The Employee shall render the Employee’s services hereunder as Chief Medical Officer, reporting to the Company’s Chief Executive Officer. The Employee shall have the duties, responsibilities and authority as are determined from time to time by the Company and the Employee shall perform the services requested from time to time by the Company commensurate with the Employee’s status and consistent with the Employee’s position as in effect from time to time hereunder.

(b)   During the Term, the Employee acknowledges that the Employee’s duties and responsibilities shall require the Employee to travel on business to the extent necessary to fully perform the Employee’s duties hereunder.

(c)    During the Term, the Employee shall devote all of the Employee’s business time, energy and skill to the business of the Company and its affiliates and the performance of the Employee’s duties hereunder, and shall use the Employee’s best efforts to faithfully and diligently serve the Company and its affiliates. During the Term, the Employee shall not, without the prior written consent of the Company, engage in any other business, profession or occupation, whether or not pursued for gain, profit or other pecuniary advantage, and shall not accept employment with, or provide services as a consultant or in any other capacity for, any person or entity other than the Company and its affiliates; provided, however, that the Employee shall be permitted to (i) continue to engage in those activities listed on Exhibit A hereto, and (ii) participate in such charitable and community related services as the Employee may choose, in each case which do not, singularly or in the aggregate, conflict or interfere with the Employee’s duties hereunder and are not in conflict with the interests of the Company and its affiliates or violate Section 6 or 7.

3.     Compensation and Related Matters. (a) Base Salary. During the Term, for all services rendered under this Agreement, the Company shall pay the Employee a base salary (“Base Salary”), payable in accordance with the Company’s applicable payroll practices, at an initial annual rate of $750,000, which base salary shall thereafter be subject to annual review and adjustment at the discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)   Incentive Compensation. With respect to the 2013 calendar year and each full calendar year during the Term (each, a “Bonus Year”), commencing with the 2013 calendar year, the Employee shall be eligible to earn an annual bonus award (the “Annual Bonus”) of up to twenty-five percent (25%) of Base Salary, based upon and subject to the achievement of performance goals, which goals shall be established in good faith by the Compensation Committee within the first three months of each Bonus Year during the Term. The Annual Bonus, if any, shall be paid to the Employee during the calendar year immediately following the relevant Bonus Year following the Company’s receipt of the final audited financial statements from the Company’s accounting firm in respect of the relevant Bonus Year; provided that the Employee is employed by the Company on December 31 of the applicable Bonus Year; provided, however, with respect to the 2013 calendar year, the Annual Bonus, if any, shall be pro-rated based upon the percentage of the 2013 calendar year that shall have elapsed from the

Effective Date through the last day of the 2013 calendar year. None of the bonuses provided for under this Section 3(b) are guaranteed bonuses or any other form of guaranteed compensation.

(c)     Benefits and Perquisites. During the Term, the Employee shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, with employee benefits and perquisites on the same basis as those benefits are generally made available to other senior executives of the Company.

(d)     Expense Reimbursements. During the Term, the Company shall reimburse the Employee for the Employee’s reasonable and necessary business expenses in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

4.       Termination of Services; Obligations Upon Termination. (a) Generally. The Employee’s employment may be terminated by either party at any time and for any reason, and without any advance notice; provided, however, that the Employee shall be required to give the Company at least 60 days’ advance written notice of any voluntary termination of the Employee’s employment. Following any termination of the Employee’s employment with the Company and its affiliates, as applicable, hereunder, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide the Employee with compensation and benefits under Section 3 shall cease, and except as otherwise expressly provided in this Section 4, the Company shall have no further obligations to the Employee hereunder except (i) payment (within thirty (30) days following the date of the termination of the Employee’s employment hereunder) of any Base Salary accrued through the date of termination, to the extent unpaid, (ii) except in the case of termination of the Employee’s employment by the Company for Cause (as defined in Section 4(b)(ii)), payment of any Annual Bonus earned for the Bonus Year prior to the year in which the date of termination of employment occurs, to the extent unpaid, such payment to be made in accordance with Section 3(b), (iii) reimbursement of any unreimbursed business expenses properly incurred by the Employee prior to the date of termination of employment in accordance with Company policy and (iv) as set forth in any benefit plans, programs or arrangements in which the Employee participates (the amounts described in clauses (i) through (iv), as applicable, of this Section 4(a) being referred to herein as the “Accrued Rights”).

(b)     Termination by the Company Without Cause (Other Than Due to Disability or Death) or by the Employee for Good Reason. (i) If the Employee’s employment with the Company and its affiliates, as applicable, hereunder is terminated by (A) the Company for any reason other than (1) Cause, (2) Disability or (3) the Employee’s death or (B) the Employee for Good Reason, then in addition to the Accrued Rights, subject to the Employee’s continued compliance with Sections 6 and 7 and the Employee’s execution and delivery of a general release of claims against the Company and its affiliates in a form acceptable to the Company (“Release”), on or prior to the sixtieth (60th) day following the date of the Employee’s termination of employment and his non-revocation of such Release within the time period provided therein, the Company shall pay the Employee (x) an amount equal to the Annual Bonus, if any, earned for the Bonus Year in which the date of termination of employment occurs which bonus would otherwise be payable to the Employee if his employment had not terminated (as determined following the end of such Bonus Year based on the actual full-year performance of the Company in such Bonus Year), multiplied by a fraction, the numerator of which is the number of days the Employee was employed hereunder in such year and the denominator of which is 365 (to the extent applicable, the “Pro-Rata Bonus”), which amount is payable in accordance with Section 3(b), (y) an amount equal to the sum of (I) the Employee’s Base Salary at the rate in effect on the date of termination and (II) the amount of the Employee’s Annual Bonus, if any, paid or earned, but not yet paid, in respect of the Bonus Year immediately preceding the year of termination, which amount is payable in equal installments in accordance with the Company’s usual payment practices over a twelve (12) month period commencing on the day immediately following the date of termination (such period, the “Severance Period”) and (z) an amount equal to one and a half (1.5) times the Company’s cost of providing, for 12 months, coverage for the Employee and his dependents under the Company’s group health plan(s) at the applicable premium rate in effect at the time of the Employee’s termination of employment, which amount is payable in equal installments in accordance with the Company’s usual payment practices over the Severance Period. Notwithstanding the foregoing, the Company shall have the right to cease making such payments and the Employee shall be obligated to repay any such amounts to the Company already paid if the Employee fails to execute and deliver the Release within the time period provided above or, after timely delivery, the Employee revokes it within the time period specified in such Release.

(ii)    For purposes of this Agreement, “Cause” means:

(A)     the Employee’s willful and continued failure substantially to perform the Employee’s duties (other than as a result of incapacity due to physical or mental illness), provided the Employee does not cure such failure within 15 days after receipt from the Company of written notice of such failure;

(B)     the Employee’s negligence or willful misconduct in the course of the Employee’s employment with the Company and its affiliates, as applicable, that the Board in good faith in its reasonable discretion determines has a material and adverse effect on the Company and its affiliates;

(C)     the Employee’s indictment of, conviction of, or plea of nolo contendere to (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States);

(D)     the Employee’s material breach of this Agreement, including without limitation the provisions of Sections 6 and 7, provided the Employee does not cure such failure within 15 days after receipt from the Company of written notice of such failure;

(E)     the Employee’s violation of Company policies that the Board in good faith in its reasonable discretion determines has a material and adverse effect on the Company and its affiliates;

(F)      the Employee’s misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its affiliates; or

(G)     the Employee’s use of alcohol or drugs that either interferes with the performance of the Employee’s duties hereunder or adversely affects the integrity or reputation of the Company or its affiliates, their employees or their products or services, as determined by the Board in good faith in its reasonable discretion.

(iii)        For purposes of this Agreement, “Good Reason” means, without the Employee’s consent:

(A)     the Company fails to pay any compensation or provide any benefits to which the Employee is entitled under Section 3, which failure is not cured by the Company within thirty days after written notice of such failure is given to the Company by the Employee;

(B)     a substantial decrease in the Employee’s responsibilities and authorities as an employee of the Company from those in effect hereunder on the Effective Date, which decrease is not cured by the Company within thirty days after written notice thereof is given to the Company by the Employee;

(C)     the Sale of the Company (as defined below) to a third party if such third party fails or refuses to assume, in writing, all obligations under this Agreement at or prior to the time of such sale; or

(D)     a reduction in the Employee’s Base Salary or annual bonus opportunity;

provided, however, that the Employee shall be deemed to have irrevocably waived his rights to terminate employment for Good Reason unless the Employee notifies the Company of his intent to terminate employment for Good Reason within 45 days after the occurrence of an event which potentially constitutes Good Reason.

(iv)      For purposes of this Agreement, “Sale of the Company” means, following the Effective Date, the consummation of a transaction, whether in a single transaction or in a series of related transactions, with any other person or persons on an arm’s-length basis, pursuant to which such party or parties (a) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the fully diluted units or voting stock of the Company or PGA Holdings, Inc. (“PGA Holdings”) or (b) acquire assets constituting all or substantially all of the assets of PGA Holdings and its subsidiaries on a consolidated basis, except for any transaction with a wholly owned subsidiary of Vestar Capital Partners V, L.P. or a dissolution of the Company pursuant to the Company’s Articles of Incorporation (other than transactions effected for the purpose of changing the form of organization of PGA Holdings or any of its subsidiaries).

(v)       For purposes of this Agreement, the Employee shall be deemed to have a “Disability” if the Employee would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for such purpose that the Employee is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan at the time of the Employee’s termination of employment, “Disability” shall mean the Employee’s inability to perform the Employee’s duties and responsibilities hereunder due to physical or mental illness that is expected to last for at least 6 months. Any question as to the existence of the Disability of the Employee as to which the Company and the Employee shall not agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company (and if the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing, which shall be final and conclusive for all purposes of this Agreement). In connection therewith, the Employee agrees to submit to any medical examination(s) as may be requested and paid by the Company for such purpose.

(c)        Termination on Account of Disability or Death. If the Employee’s employment with the Company and its affiliates, as applicable, hereunder is terminated on account of a Disability or as a result of the Employee’s death, then in addition to the Accrued Rights, the Employee (or the Employee’s estate, as the case may be) shall be entitled to receive from the Company the Pro Rata Bonus, if any, for the year in which termination of employment occurs, which amount is payable in accordance with Section 3(b). Any termination by the Company for Disability shall be communicated by written notice in accordance with Section 20.

(d)       Termination by the Company for Cause; Voluntary Resignation. For the avoidance of doubt, if the Employee’s employment with the Company and its affiliates, as applicable, hereunder is terminated by the Company for Cause, or by the Employee (other than for Good Reason or as a result of Disability or death), the Employee shall not be entitled to any compensation or benefits other than the Accrued Rights. Any voluntary termination of employment by the Employee in anticipation of an involuntary termination of employment by the Company for Cause shall be deemed to be a termination of the Employee’s employment by the Company for Cause. Any termination by the Company for Cause, or voluntary resignation by the Employee, shall be communicated by written notice in accordance with Section 20 (and, in the case of the Employee’s voluntary resignation, in accordance with Section 4(a)).

(e)        Failure to Renew. In the event either party elects not to extend the Initial Term or any Renewal Term, as applicable, pursuant to Section 1, unless the Employee’s employment is earlier terminated pursuant to paragraph (a), (b), (c) or (d) of this Section 4, the Employee’s termination of employment hereunder (whether or not the Employee continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the Expiration Date or the next scheduled anniversary of the Expiration Date, as applicable, and the Employee shall be entitled to receive the Accrued Rights.

(f)        Additional Payment Provisions. The payment of any amounts accrued under any benefit plan, program or arrangement in which the Employee participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Employee has made thereunder.

(g)        Transition. Upon request of the Company, the Employee shall actively work with the Company during the 60-day period following notification to the Company of the Employee’s intent to terminate employment hereunder to recruit the Employee’s successor and shall perform such other duties as may reasonably be required by the Company to assist in the transition process.

5.             Acknowledgments. (a) The Employee acknowledges that the Company and its affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships and goodwill and build an effective organization. The Employee acknowledges that during the Term, the Employee shall become familiar with the Company’s and its affiliates’ Confidential Information (as defined in Section 6(a)) and that during the Term the Employee shall have access to such Confidential Information.

(b)           The Employee acknowledges that the Company and its affiliates have a legitimate business interest and right in protecting the Confidential Information, goodwill, employee and customer relationships, and that the Company and its affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. The Employee further acknowledges that the Company is entitled to protect and preserve the going concern value of the Company and its affiliates to the extent permitted by law.

(c)           The Employee agrees that the covenants contained in this Agreement, in particular, the restrictive covenants set forth in Sections 6 and 7 herein, are reasonable and appropriate in light of (i) the cash and non-cash consideration paid and to be paid to the Employee by the Company and its affiliates, (ii) the grant of 99,172.2 Class A Units to the Employee pursuant to that Management Unit Grant Agreement of even date herewith, and (iii) subsequent equity investment opportunities that may be made available to the Employee by the Company and its affiliates. The Employee further acknowledges that, notwithstanding the Employee’s compliance with the covenants contained in this Agreement and other agreements entered into and to be entered into with the Company and its affiliates, the Employee has other opportunities to earn a livelihood and adequate means of support for the Employee and his dependents.

6.             Confidentiality. (a) The Employee agrees that all Confidential Information is a valuable, special and unique asset of PG Holdco, LLC (“Holdco”), the Company and their respective subsidiaries and affiliates and the Employee agrees that he will not at any time, including following the Term, directly or indirectly, except with the prior written consent of the Company, use, divulge or disclose or communicate, or cause any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Confidential Information, other than as necessary for the Employee to perform his duties and responsibilities to the Company and its affiliates, as applicable, as authorized by the Company and its affiliates, as applicable; provided, however, that the foregoing shall not apply to Confidential Information that is required to be disclosed by a court or regulatory authority of competent jurisdiction. The foregoing covenants shall apply to each item of information for so long as it remains Confidential Information. For purposes of this Agreement, “Confidential Information” means all trade secrets, proprietary information and other confidential information of Holdco, the Company and their respective subsidiaries and affiliates, including, without limitation, (i) their methods, techniques, processes, research and development, computer programs, and source codes; (ii) specifications, manuals, software in various stages of development, and other technical data; (iii) customers and prospect lists, details of agreements and communications with customers and prospects, and other customer information including, but not limited, to cost, pricing, reports, analyses or other client data; (iv) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (v) sales proposals, demonstrations systems, sales material; (vi) sources of products, information, or know-how and purchasing, operating and other cost data; (vii) identity of specialized consultants and contractors and proprietary information developed by them for the Company; (viii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (ix) other non-public and patient information furnished to Holdco, the Company and their respective subsidiaries and affiliates and all the other know-how, materials and things pertaining in any respect to Holdco, the Company and their respective subsidiaries and affiliates or clients that are a “trade secret” pursuant to applicable law; provided, however, that “Confidential Information” shall not include information that is generally known in the industry or the public or is or becomes publicly available, in each case, other than as a result of the Employee’s breach of this Agreement. For the avoidance of doubt, Confidential Information also includes Patient Information. For purposes of this Agreement, “Patient Information” means information that is made available to the Employee in his capacity as an employee of the Company that (x) relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (y) either identifies the individual or reasonably could be used to identify the individual (including, without limitation, the individual’s name and address; diagnosis and treatment information, including the identity of the facility at which such treatment was rendered; and the individual’s medical history, records or charts). The Employee acknowledges that the Company and its affiliates have a duty under law and by contract to keep Patient Information strictly confidential and that unauthorized use or disclosure of Patient Information may subject the Company and its affiliates to substantial fines, penalties and damages. The Employee shall comply with such policies and procedures relating to the protection of Patient Information and other Confidential Information as the Company and its affiliates may implement from time to time, and shall use reasonable care to avoid the inadvertent disclosure or dissemination of any Patient Information or other Confidential Information.

(b)      The Employee agrees that upon termination of the Employee’s employment with the Company and its affiliates, as applicable, for any reason, the Employee will return to the Company immediately any and all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, books, plans, documents, information, letters, data, models, equipment, property, computer, software or intellectual property relating to Holdco’s, the Company’s and their respective subsidiaries’ and affiliates’ business in whatever form (including electronic), and all copies thereof, in any way relating to the business of Holdco, the Company or any of their respective subsidiaries or affiliates. The Employee further agrees that any property situated on the Company’s premises and owned by Holdco, the Company or any of their respective subsidiaries or affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. The Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Holdco, the Company or any of their respective subsidiaries or affiliates.

(c)      The Employee represents and warrants that he has not disclosed any of the terms of this Agreement to any person not a party to, or an attorney for or other representative of a party to, this Agreement. The Employee further agrees that he shall not disclose the terms of this Agreement, except to the Employee’s immediate family and the Employee’s financial and legal advisors, or as may be required by law or ordered by a court or regulatory authority of competent jurisdiction, or as otherwise required herein, provided, however, that the Employee may disclose to any prospective employer the provisions of Sections 5, 6, 7, 9 and 10 hereof.

7.     Non-Competition; Equitable Relief; Forfeiture of Severance Benefits. (a) As an inducement to the Company to enter into this Agreement, to protect the Company’s legitimate and protectable business interests in securing the Confidential Information to which Employee will have access during his employment, and to reduce the cost to the Company of monitoring and enforcing compliance with confidentiality obligations contained in Section 6, unless otherwise permitted by applicable law, the Employee agrees that he will not, directly or indirectly:

(i)          own (except passive ownership of less than 1% of a publicly traded company), manage, operate, control, participate in, enter into employment with, or render services or assistance of any kind to any business or organization (other than the Company) which is, in whole or in part, involved in a Restricted Area (as defined below) or undertake activities in the Restricted Area during the Restricted Period (as defined below); provided, however, that the foregoing shall not preclude the Employee from being employed by or providing services to, in each case, an organization engaged in the practice of medicine or a health insurance company. For purposes of this Agreement, “Restricted Area” means (A) products or services relating to measurement, performance improvement, or quality, (B) data analytics, decision support tools or benchmarking solutions, (C) products or services that measure or improve patient satisfaction or the patient experience, and (D) products or services that relate to the measurement, assessment or improvement of the engagement or satisfaction of employees (including physicians), in all cases described in the foregoing clauses (A), (B) and (C) within the healthcare industry and anywhere in North America, South America, Europe, or Asia or any other geographic location where PGA Holdings or any of its subsidiaries operates. “Restricted Area” shall also include any other business that PGA Holdings or any of its subsidiaries is taking or has taken specific actions in furtherance of engaging in (so long as the Employee knew or reasonably should have known about such actions);

(ii)         solicit, divert or accept, or assist in soliciting, diverting or accepting the business of any customer of the Company or any of its affiliates, or any person or entity in respect of which the Employee is reasonably aware that the Company or any of its affiliates has approached or has made significant plans to approach as a prospective customer, during the Term, whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity during the Restricted Period;

(iii)        (A) encourage, induce, hire or solicit or seek to induce, hire or solicit any person engaged with PGA Holdings or any of its subsidiaries as an employee, agent, independent contractor or otherwise (or any such person that was so engaged during the one-year period immediately preceding such initial inducement or solicitation during the Term)(each, a “Company Employee”) to end his or her engagement or employment with PGA Holdings or any of its subsidiaries or otherwise to participate in any Restricted Area or (B) recommend to any person or entity that such person or entity employ or engage such current or former Company Employee, except in response to a good faith request by a person or entity that is not involved in a Restricted Area for a recommendation regarding the employment qualifications of any such current or former Company Employee and in such instances only after notifying the Board of such recommendation, in each case, during the Restricted Period;

(iv)  whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity, (A) solicit (whether by mail, telephone, personal meeting or otherwise), encourage or induce any customer, supplier or client of PGA Holdings or any of its subsidiaries to transact business with any business or organization (other than the Company) involved in a Restricted Area or reduce or refrain from doing any business with PGA Holdings or any of its subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between PGA Holdings or any of its subsidiaries and any of their respective customers, suppliers or clients (or any person or entity in respect of which the Employee is reasonably aware that PGA Holdings or any of its subsidiaries has approached or has made significant plans to approach as a prospective customer, supplier or client), or (C) aid or become associated with other persons or entities involved in any such acts, in each case, during the Restricted Period; or

(v)   whether in written or oral form, (x) do any act or make any statement whatsoever that may or shall criticize, denigrate, disparage (including, but not limited to, by relative comparison), impair, impugn or negatively reflect upon the name, reputation or business interests of any of the Beneficiaries (as defined below) (including, but not limited to, the methodologies, products, services, activities or results of any of the Beneficiaries, as applicable) with respect to any of their past or present activities or (y) otherwise publish statements that tend to portray any of the Beneficiaries (as defined below) (including, but not limited to, the methodologies, products, services, activities or results of any of the Beneficiaries, as applicable) in an unfavorable light, in each case, at any time, including after the expiration of the Term.

For purposes of this Agreement:

(A)          the term “Beneficiaries” shall mean, collectively, Holdco, the Company and Vestar Capital Partners V, L.P. (together with any predecessor or successor funds) (“Vestar”), together with their respective affiliates, subsidiaries and successors, and their respective employees, officers, directors, members, stockholders and partners; and

(B)          the term “Restricted Period” means the period commencing at the Effective Date and ending on the expiration of the twenty-four (24) month period following the expiration of the Term.

(b)  The Employee acknowledges and agrees that any violation of the provisions of Sections 6 or 7(a) would constitute a material breach by the Employee of this Agreement and cause the Beneficiaries irreparable damage and that if the Employee breaches or threatens to breach such provisions, (i) as of such time the Company shall have no further obligation to make any payments or provide any benefits under this Agreement (including, without limitation, those described in Section 4(a)(ii), 4(b) or 4(c)), provided that if a court of competent jurisdiction renders a final and nonappealable determination that the Employee has breached the provisions of Section 6 or 7(a), and the Company has already paid the Employee all or a portion of such payments and benefits in respect of any period following the date of such breach, the Employee shall be obligated to repay such amounts to the Company, without prejudice to any other remedies available to the Company and its affiliates under this Agreement (and, specifically, without prejudice with respect to any other rights and remedies the Company and its affiliates may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages or inadequacy of available remedies at law and without being required to post bond or other security) and (ii) the Beneficiaries shall be entitled, in addition to any other rights and remedies the Company and its affiliates may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages or inadequacy of available remedies at law and without being required to post bond or other security. Notwithstanding anything contained in this Section 7(b) above, the parties expressly do not intend that the remedies authorized herein in the event of the Employee’s breach or threatened breach of Section 6 or 7(a) of this Agreement are the exclusive remedies for such threatened or actual breach(es), and the parties hereto expressly intend that all equitable remedies, including, without limitation, the remedy of injunctive relief, shall remain fully available to the Company and the Beneficiaries.

(c)          The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in respect of which a court of competent jurisdiction renders a final and nonappealable determination that the Employee is or was in violation of any of the provisions hereof limited by reference to the Restricted Period.

(d)         The Employee hereby agrees that prior to accepting any position with any other person or entity during any period during which the Employee remains subject to any of the covenants set forth herein, the Employee shall provide such person or entity with written notice of the covenants contained in Sections 5, 6, 7, 9 and 10 hereof, with a copy of such notice delivered simultaneously to the Company.

8. Representations and Covenants of the Employee. (a) The Employee represents, warrants and covenants that (i) the Employee has the full right and authority to enter into this Agreement and perform his obligations hereunder, (ii) the Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company or any of its affiliates, as applicable, hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Employee is subject.

(b)         Prior to execution of this Agreement, the Employee was advised by the Company of his right to seek independent advice from an attorney of the Employee’s own selection regarding this Agreement. The Employee acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Employee further represents that in entering into this Agreement, the Employee is not relying on any statements or representations made by any of the Beneficiaries which are not expressly set forth herein, and that the Employee is relying only upon his own judgment and any advice provided by his attorney.

9.            Intellectual Property Rights. (a) The Employee agrees that the results and proceeds of the Employee’s services for the Company and its affiliates, as applicable, (including any trade secrets, products, services, processes, know-how, designs, developments, techniques, formulas, methods, mask works, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of or consultant to the Company and its affiliates, as applicable, and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others resulting from services performed while an employee of or consultant to the Company and its affiliates, as applicable, and are within the scope of his employment or retention by the Company and its affiliates (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of the Company’s affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, mask work and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of the Company’s affiliates) under the immediately preceding sentence, then the Employee hereby irrevocably assigns and agrees to assign any and all of the Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of the Company’s affiliates), and the Company or such affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such affiliates without any further payment to the Employee whatsoever. As to any Invention that the Employee is required to assign, the Employee shall promptly and fully disclose to the Company all information known to the Employee concerning such Invention.

(b)       The Employee has set forth on Exhibit B hereto a complete list of all Inventions that the Employee has, alone or jointly with others, made prior to the commencement of the Employee’s employment or consultancy with the Company and its affiliates, as applicable, that the Employee considers to be the Employee’s property or the property of third parties and that the Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, the Employee represents and warrants that there are no Prior Inventions. If, while an employee of or consultant to the Company and its affiliates, as applicable, the Employee incorporates a Prior Invention into a Company product or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the Employee agrees that the Employee shall not incorporate, or permit to be incorporated, Prior Inventions in any such Company product or process without the advance written consent of a duly authorized officer of the Company.

(c)              The Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent the Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(c) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s or one of its affiliates’ being the Employee’s employer. The Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Employee shall execute, verify, and deliver assignments of such Proprietary rights to the Company or its designee. The Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Employee’s employment or consultancy with the Company, provided that the Company shall compensate the Employee at a reasonable rate after such termination for the time actually spent by the Employee at the Company’s request on such assistance.

(d)             In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document required in connection with the actions specified in Section 9(c), the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf to execute, verify and deliver any such documents and to do all other lawfully permitted acts to further the purposes of Section 9(c) with the same legal force and effect as if executed by the Employee. The Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(e)              While an employee of or consultant to the Company or any of its affiliates, as applicable, the Employee shall promptly disclose to the Company fully and in writing and shall hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, the Employee shall disclose to the Company all patent applications filed by the Employee during the two (2) year period after termination of the Employee’s employment with the Company and its affiliates, as applicable, that relate to Inventions made by the Employee while he was an employee of the Company or that were made using Company resources.

10.           Cooperation. The Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding) which relates to events occurring during the Employee’s employment with the Company, its affiliates, and their predecessors, provided that the Company shall reimburse the Employee for expenses reasonably incurred in connection with such cooperation.

11.      No Mitigation; Offset: No Other Severance Benefits. (a) The Employee shall have no duty to attempt to mitigate any amounts payable to the Employee under this Agreement following the termination of the Employee’s employment with the Company and its affiliates, as applicable, by seeking alternative employment or consulting work.

(b)        The Company may offset any amounts the Employee owes to the Company or its affiliates, as applicable, as of the date of the termination of the Employee’s employment with the Company and its affiliates, as applicable, from any amounts that are payable to the Employee under this Agreement following the termination of Employee’s employment with the Company and its affiliates, as applicable, under this Agreement.

(c)         The Employee hereby agrees that in consideration of the payments to be received under this Agreement, the Employee waives any and all rights to any payments or benefits under any severance (but not pension) plans, programs or arrangements of the Company or any of its affiliates.

12.      Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

13.      Assignment. (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)        This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of the Employee’s death, the Employee’s estate and heirs in the case of any payments due to the Employee hereunder).

(c)         The Company may assign this Agreement and its rights and obligations hereunder to any entity which, by way of merger, consolidation, purchase or otherwise, becomes, directly or indirectly, a successor to all or substantially all of the business and/or assets of the Company. The Employee acknowledges and agrees that all of the Employee’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company or one or more of its affiliates, direct or indirect successors and permitted assigns.

14.      Consent to Jurisdiction: Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, the Employee and the Company each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the District of Delaware with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 14(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of Section 14 or enforcing any judgment obtained by the

Company and, in such event, the Employee hereby irrevocably submits to the jurisdiction of such other court.

(b)        The agreement of the parties to the forum described in Section 14(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 14(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 14(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)         Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 20.

(d)        Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 14(d).

15.      Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

16.      Amendment; No Waiver. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Employee and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17.      Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

18.        Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior agreements, understandings and obligations (whether written, oral, express or implied) between the parties with respect to the subject matter hereof are terminated as of the date hereof and are superseded by this Agreement.

19.        Survival of Rights and Obligations. The rights and obligations of the Employee and the Company under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of the Employee’s employment with the Company and its affiliates, as applicable, hereunder or any settlement of the financial rights and obligations arising from the Employee’s employment with the Company and its affiliates, as applicable, hereunder, to the extent necessary to preserve the intended benefits of such provisions.

20.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

If to the Company:	Press Ganey Associates, Inc.
404 Columbia Place
South Bend. Indiana 46601
Attn: General Counsel and Corporate Secretary
Fax No.:(574) 232-3485

With a copy (which shall not constitute notice)	Vestar Capital Partners
to:	245 Park Avenue, 41st Floor
New York, NY 10167
Attn: General Counsel
Fax No.: (212) 351-1630

If to the Employee:	Thomas H. Lee, M.D.
c/o his last known address and facsimile
number in the personnel records of the
Company

21.       No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer on any person other than the parties hereto any rights or remedies hereunder.

22.       Headings and References. The headings of this Agreement are inserted for convenience only and neither constitutes a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

23.       Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

24.       Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. References under this Agreement to the Employee’s termination of employment shall be deemed to refer to the date upon which the Employee has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s separation from service with the Company or any of its affiliates the Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Employee and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 24 shall be paid to the Employee in a lump sum and (ii) if any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). Without limiting the generality of the foregoing, the Employee shall notify the Company if he believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Employee to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall use reasonable efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

PRESS GANEY ASSOCIATES, INC.

by:	/s/ Patrick T. Ryan
Name: Patrick T. Ryan
Title: Chief Executive Officer

/s/ Thomas H. Lee
THOMAS H. LEE, M.D.

EXHIBIT A

BUSINESS ACTIVITIES

1.                                      Patient care — 1 morning per week as primary care physician. Details to be developed with Brigham and Women’s Hospital.

2.                                      Member of the Board of Directors of Geisinger Health system and Geisinger Health Plan (monthly executive committee calls; quarterly two day meetings in Danville, PA).

3.                                      Member of the Panel of Health Care Advisors of the Congressional Budget Office (one 1-day meeting per year).

4.                                      Member of the Special Medical Advisory Group of the Veterans Administration HealthSystem (1-2 one-day meetings per year).

5.                                      Faculty in Michael Porter’s one week course at Harvard Business School each January.

6.                                      Occasional guest lectures in courses at Harvard, Boston University, Tufts, and Boston College.

SPEAKING/ATTENDANCE COMMITMENTS

1.                                      June 7 — speaking at HFMA meeting in MA, then going to Cleveland.

2.                                      June 13-14 — Harkness Fellows meeting in NYC.

3.                                      June 19-20 — Geisinger Board meeting in Danville, PA.

4.                                      June 20-21 — Probably Department of Justice deposition in Washington, DC.

5.                                      August 12 — Visiting professor at Geisinger.

6.                                      August 14 — presentation and meeting with senior management at Cedars Sinai in LA.

7.                                      August 15 — supposedly presenting at Leadership Institute meeting of integrated delivery systems in Dana Point, CA.

8.                                      September 12 —Grand rounds and meeting with senior management at University of Kentucky in Louisville, KY.

9.                                      September 18-19 — Geisinger Board Meeting.

10.                               September 20 — Congressional Budget Office Panel of Health Care Advisers in Washington, DC.

11.                               November 15 — speaking at MIT Sloan School of Management.

12.                               December 11-12 — Geisinger Board.

13.                               December 16-17 — Value Management in Health Care thought leader meeting organized by Clayton Christenson, Don Berwick, and Elliott Fisher in Boston.

14.                               January 6-10 — Michael Porter courses at Harvard Business School

EXHIBIT B

PRIOR INVENTIONS

1.                                      Book to be published in September 2013 by Harvard University Press (Eugene Braunwald and the Rise of Modern Medicine).

2.                                      Book published in 2009 by MIT Press (Chaos and Organization in Health Care).

3.                                      Book currently in progress, first author Michael Porter (Putting the Value Framework to Work).